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                                  EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Comprehensive Care Corporation and Subsidiaries of our report dated August 22, 1994, included in Comprehensive Care Corporation and Subsidiaries Form 10-K, as amended, for the year ended May 31, 1996, and to all references to our firm included in this Registration Statement. It should be noted that we have not audited any financial statements of the Company subsequent to May 31, 1994, or performed any audit procedures subsequent to the date of our report.



/s/ Arthur Anderson LLP

ARTHUR ANDERSEN LLP


St. Louis, Missouri
November 8, 1996